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                                 Exhibit 10.37
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MUZAK                                            [LOGO OF MUZAK APPEARS HERE]
2901 Third Avenue
Suite 400
Seattle, WA  98121
Phone (206) 633-3000
Toll free (800) 331-3340

JOHN R. JESTER
President



July 7, 1995


Mr. Kirk A. Collamer
1152C North LaSalle Street
Chicago, Ill.  60610


Dear Kirk:

This letter will confirm our recent conversations during which we outlined an offer to you to assume the position of Vice President, Finance and Administration, and sets forth the terms of employment while you are a member of the Muzak L.P. management team.

You will report to John Jester, President of Muzak, and will be responsible for all of the duties associated with the job. Your start date will be August 1, 1995. You will move to Seattle by a mutually agreed to date to perform your duties. Muzak will pay to move your household goods plus pay you $60,000 to cover move expenses. In addition, Muzak will reimburse you for the amount the sale price of your home in Chicago is less than $410,000. This provision will be applicable to a sale price down to $375,000. Your salary will be $160,000 per year. In addition, you will be eligible for a discretionary bonus and receive an automobile allowance of $500 per month. Muzak will also pay to rent an apartment/condo for up to a two-month period for you to live in while you are looking for a home. In addition, Muzak will pay for two house-hunting trips for your wife.

You will be offered the opportunity to purchase up to 150,000 shares in Muzak
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L.P. at a value of $1.75/share.  Muzak will make available loans equal to 50% of
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the number of shares you subscribe to on the same terms and conditions as the other investors. The loans will be collateralized by your shares and options. You will also be awarded 150,000 options to purchase additional shares at an exercise price of $1.75/option share conditional on the performance of the company. The details of the current option plan will be provided to you shortly as it is presently under revision.
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Mr. Kirk A. Collamer
July 7, 1995
Page Two


You will be entitled to three weeks vacation per year. From the time of employment you will be covered by the Muzak employee insurance, 401k and retirement plans subject to the terms of those plans.

If you find this letter accurately reflects our discussions, please sign both copies and return one to me. We feel fortunate to have you join us and look forward to what we believe will be a challenging and mutually rewarding association.

Sincerely,



/s/ John R. Jester

John R. Jester
President


JRJ:ld


                                  /s/ Kirk A. Collamer
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                                  Kirk A. Collamer